Exhibit 99.1

Marathon Digital Holdings Reports Third Quarter 2023 Results

Fort Lauderdale, FL – November 8, 2023 – Marathon Digital Holdings, Inc. (NASDAQ: MARA) (“Marathon” or “Company”), a leader in supporting and securing the Bitcoin ecosystem, reported its financial and operational results for the quarter ended September 30, 2023.

Third Quarter 2023 Financial Results

The Company recorded net income of $64.1 million, or $0.35 per diluted share, during the three months ended September 30, 2023, compared to a net loss of $72.5 million, or $0.62 loss per share, in the same period last year.

Revenues were $97.8 million for the quarter, significantly above third quarter 2022 revenues of $12.7 million, as a 467% increase in bitcoin production was amplified by 32% higher average bitcoin prices during the current year period.

Gains on digital assets were $31.7 million in the quarter as the Company sold 66% of the bitcoin produced in the quarter to fund operating costs. Realized gains were partially offset by higher impairment in the carrying value of digital assets, $11.9 million versus $1.4 million in the prior-year period. This quarter also uniquely benefited from a $82.6 million gain from the extinguishment of debt while the year-ago period included a $29.8 million gain on sale of equipment, a $25.0 million legal reserve, and a $39.0 million impairment due to vendor bankruptcy, all of which did not reoccur in 2023.

Adjusted EBITDA was $43.7 million in the current year period compared with a loss of $6.1 million in the prior year period. The year-over-year increase was primarily due to improving profitability as total margin, excluding depreciation and amortization, improved to $38.2 million, up from a loss of $1.1 million in the year-ago period. Reported adjusted EBITDA also benefited from $19.8 million of bitcoin gains net of impairment losses versus a $1.4 million impairment loss in the third quarter of 2022.

Third Quarter 2023 Production Highlights

	Year-over-Year Comparison			Quarter-on-Quarter Comparison
Metric[1]	Q3-23	Q3-22	% Δ	Q3-23	Q2-23	% Δ
BTC Produced	3,490	616	467%	3,490	2,926	19%
Average Bitcoin Produced per Day	37.9	6.7	467%	37.9	32.2	18%
Share of available miner rewards	4.0%	0.7%	457%	4.0%	3.3%	24%
Energized Hash Rate (EH/s)	19.1	3.8	403%	19.1	17.7	8%
Avg Operational Hash Rate (EH/s)	14.2	NA		14.2	12.1	18%
Installed Hash Rate (EH/s)	23.1	3.8	508%	23.1	21.8	6%

Management Commentary

“We made significant progress on our 2023 strategic priorities in the third quarter,” said Fred Thiel, Marathon’s chairman and CEO. “First, we grew our energized hash rate 8% quarter-over-quarter to 19.1 exahashes. In addition, our new facility in Garden City started energizing last week and is expected to be fully operational later this month. Second, we experienced significantly higher uptime as optimization efforts helped increase our U.S. average operational hash rate 18% from last quarter to 14.2 exahashes. Third, we energized our first joint venture and our first international location in the UAE. This initial success has helped open new opportunities, and we recently entered into a new joint venture in Paraguay powered by hydroelectricity.

“In preparation for next year’s halving, we took proactive measures to strengthen our financial position during the quarter. The $417 million note exchange completed in September reduced our long-term debt by 56% and captured a total of approximately $101 million in cash savings for our shareholders. For the first time in two years, our combined cash and bitcoin holdings exceeded our debt at the quarter’s end.

“Looking ahead, we should reach 26 exahash by year-end 2023, and we expect to grow our hash rate by approximately 30% in 2024. We expect to continue strengthening Marathon’s position as one of the largest and most energy-efficient Bitcoin mining operations globally.”

Q3 2023 Earnings Webcast and Conference Call

Marathon Digital Holdings will hold a webcast and conference call today, November 8, at 4:30 p.m. Eastern time to discuss its financial results for the quarter ended September 30, 2023.

To register to participate in the conference call, or to listen to the live audio webcast, please use this link. The webcast will also be broadcast live and available for replay via the investor relations section of the Company’s website.

Earnings Webcast and Conference Call Details

Date: Wednesday, November 8, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Registration link: LINK

If you have any difficulty connecting with the conference call, please contact Marathon’s investor relations team at ir@mara.com.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hash rate may also materially affect the future performance of Marathon’s production of bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of November 2023. See “Forward-Looking Statements” below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings

Marathon is a digital asset technology company that focuses on supporting and securing the Bitcoin ecosystem. The Company is currently in the process of becoming one of the largest and most sustainably powered Bitcoin mining operations in North America.

Marathon Digital Holdings Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

Marathon Digital Holdings Media Contact:

Email: marathon@wachsman.com

MARATHON DIGITAL HOLDINGS, INC.

CONSOLDATED CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except share and per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2023	2022 (restated)	2023	2022 (restated)

Total revenues	$97,849	$12,690	$230,740	$89,336

Costs and expenses
Cost of revenues
Energy, hosting and other costs	$(59,628)	$(13,773)	$(148,227)	$(42,981)
Depreciation and amortization	(53,548)	(26,295)	(108,556)	(64,882)
Total cost of revenues	(113,176)	(40,068)	(256,783)	(107,863)
Operating expenses:
General and administrative expenses	(20,141)	(12,144)	(55,977)	(38,127)
Impairment of digital assets	(11,885)	(1,375)	(26,399)	(156,500)
Gains on digital assets and gains (losses) on digital asset loan receivable	31,720	-	72,689	(14,460)
Losses on digital assets held within investment fund	-	-	-	(85,017)
Gain on sale of equipment, net of disposals	-	29,819	-	83,879
Legal reserves	-	(24,960)	-	(24,960)
Impairment of deposits due to vendor bankruptcy filing	-	(7,987)	-	(7,987)
Impairment of patents	-	-	-	(919)
Total operating expenses	(306)	(16,647)	(9,687)	(244,091)
Operating loss	(15,633)	(44,025)	(35,730)	(262,618)
Net gain from extinguishment of debt	82,600	-	82,267	-
Equity in net earnings of unconsolidated affiliate	(647)	-	(647)	-
Impairment of loan and investment due to vendor bankruptcy filing	-	(31,013)	-	(31,013)
Interest expense	(2,536)	(3,752)	(9,136)	(10,314)
Other non-operating income	426	238	1,366	620
Income (loss) before income taxes	64,210	(78,552)	38,120	(303,325)
Income tax (expense) benefit	(73)	6,090	(351)	901
Net income (loss)	$64,137	$(72,462)	$37,769	$(302,424)
Deemed dividend on Series A Preferred Stock	-	-	(2,121)	-
Net income (loss) attributable to common shareholders	$64,137	$(72,462)	$35,648	$(302,424)

Net income (loss) per share, basic:	$0.36	$(0.62)	$0.21	$(2.76)
Net income (loss) per share, diluted:	0.35	$(0.62)	$0.21	$(2.76)
Weighted average shares outstanding, basic:	179,602,722	116,533,816	169,162,821	109,492,865
Weighted average shares outstanding, diluted:	189,506,521	116,533,816	169,162,821	109,492,865

Supplemental Information:	Three months ended Sept 30,		Nine months ended Sept 30,
(in thousands unless otherwise indicated)	2023	2022 (restated)	2023	2022 (restated)
Operating Metrics:
Bitcoin production during the period (in bitcoin)	3,490	616	8,610	2,582
Average bitcoin production per day	37.9	6.7	31.5	9.5
Total margin (revenues less total costs of revenues)	$(15,327)	$(27,378)	$(26,043)	$(18,527)
Total margin excluding depreciation and amortization	38,221	(1,083)	82,513	46,355
General and administrative expenses excluding stock-based compensation	(14,630)	(8,721)	(42,070)	(19,251)
Installed Hash Rate (EH/s) at end of period[1]	23.1	3.8
Energized Hash Rate (EH/s) at end of period[1]	19.1	3.8

Adjusted EBITDA[2]
Net income (loss)	$64,137	$(72,462)	$37,769	$(302,424)
Exclude: Interest expense	2,536	3,752	9,136	10,314
Exclude: Income tax expense (benefit)	73	(6,090)	351	(901)
EBIT	66,746	(74,800)	47,256	(293,011)
Exclude: Depreciation and Amortization	54,032	26,295	109,040	64,882
EBITDA	120,778	(48,505)	156,296	(228,129)
Adjustments for non-cash and non-recurring items:
Stock compensation expense, net of withholding tax	5,511	3,423	13,907	18,876
Net gain on extinguishment of debt	(82,600)	-	(82,267)	-
Impairment of loan and investment due to vendor bankruptcy filing	-	31,013	-	31,013
Impairment of deposits due to vendor bankruptcy filing	-	7,987	-	7,987
Impairment of patents	-	-	-	919
Adjusted EBITDA	$43,689	$(6,082)	$87,936	$(169,334)

(1) The Company defines the Share of Available Miner Rewards as the total amount of block rewards including transaction fees that Marathon earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period. The company defines Energized Hash Rate as the total hash rate that could theoretically be generated if all mining rigs that have been operational / energized are currently in operation and running at 100% of the manufacturers’ specifications (includes mining servers that are offline for maintenance or similar reasons). The Company uses this metric as an indicator of progress in bringing rigs on-line. The Company defines Avg. Operational Hash Rate as the average hash rate that was actually generated during the period from all operational miners. The Company uses this metric as an indicator of its operational progress. The Company defines Installed Hash Rate as the sum of Energized Hash Rate and hash rate that has been installed but is not yet operational (e.g. mining rigs that have been installed, but are not yet energized and in operation). The Company uses this metric as an indicator of progress in deploying mining rigs at its production sites. Hash rates are estimates based on the manufacturers’ specifications. All figures are estimates and rounded.

The Company believes that these metrics are useful as an indicator of potential bitcoin production. However, these metrics cannot be tied directly to any production level expected to be actually achieved as (a) there may be delays in the energization of Installed Hash Rate (b) the Company cannot predict when installed and energized rigs may be offline for any reason, including curtailment or machine failure and (c) the Company cannot predict Global Hash Rate (and therefore the Company’s share of the Global Hash Rate), which has significant impact on the Company’s ability to generate bitcoin in any given period.

(2) Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, the Company also provides adjusted EBITDA and total margin excluding depreciation and amortization, which are non-GAAP measures. The Company provides investors with reconciliations from net loss to adjusted EBITDA and total margin to total margin excluding depreciation and amortization as components of Management’s Discussion and Analysis. The Company defines adjusted EBITDA as (a) GAAP net income (loss) plus (b) adjustments to add back the impacts of (1) depreciation and amortization, (2) interest expense, (3) income tax expense (benefit) and (4) adjustments for non-cash and non-recurring items which currently include (i) stock compensation expense, (ii) impairments of patents and (iii) gains and losses from extinguishment of debt. The Company defines total margin excluding depreciation and amortization as (a) GAAP total margin less (b) depreciation and amortization.

Adjusted EBITDA and total margin excluding depreciation and amortization are not financial measures of performance under GAAP and, as a result, these measures may not be comparable to similarly titled measures of other companies. Non-GAAP financial measures are subject to material limitations as they are not in accordance with, or a substitute for, measurements prepared in accordance with GAAP. These non-GAAP measures are not meant to be considered in isolation and should be read only in conjunction with our Interim Reports on Form 10-Q and our Annual Reports on Form 10-K as filed with the Securities and Exchange Commission. Management uses adjusted EBITDA, total margin excluding depreciation and amortization, and the supplemental information provided herein as a means of understanding, managing, and evaluating business performance and to help inform operating decision making. The Company relies primarily on our condensed consolidated financial statements to understand, manage, and evaluate our financial performance and use the non-GAAP financial measures only supplementally.